Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 to be filed on or around 8 April 2008) of UBS AG for the registration of ordinary shares, tradable entitlements and tradable rights and to the incorporation by reference therein of our report dated 6 March 2008, with respect to the consolidated financial statements and schedules of UBS AG, included in Amendment No. 1 to its Annual Report on Form 20-F for the year ended 31 December 2007, and our report dated 6 March 2008, with respect to the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2007, in each case filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Andrew McIntyre	/s/ Andreas Blumer
Andrew McIntyre	Dr. Andreas Blumer
Chartered Accountant	Swiss Certified Accountant
(in charge of the audit)

Zurich, Switzerland
8 April 2008